EXHIBIT 99.1

Steinway Announces Redemption of 7.0% Senior Notes Due 2014

WALTHAM, MA — June 14, 2013 — Steinway Musical Instruments, Inc. (NYSE: LVB) today announced that it will redeem for cash all outstanding 7.0% Senior Notes due 2014 (the “Notes”). The redemption date will be July 15, 2013.

There is currently outstanding $67.5 million aggregate principal amount of the Notes. The Company will pay a redemption price of 100% of the principal amount of the Notes, plus any accrued and unpaid interest to the redemption date.

A notice of redemption is being sent to all currently registered holders of the Notes by the trustee, The Bank of New York Mellon Trust Company, N.A. Payment of the redemption price will be made on or after July 15, 2013 upon presentation and surrender of the Notes by mail or hand delivery to the trustee. Additional information relating to the redemption may be obtained from the trustee by calling (800) 254-2826. Unless the Company defaults in making the redemption payment, interest on Notes called for redemption will cease to accrue on and after the redemption date.

This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

Separately, the Company noted that the sale of Steinway Hall, its building on West 57th Street in New York City, remains on schedule to close during the second quarter of 2013.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Julie A. Theriault	Harriet Fried
Steinway Musical Instruments, Inc.	LHA
(781) 894-9770	(212) 838-3777
ir@steinwaymusical.com	hfried@lhai.com